Exhibit 16.1

KPMG LLP	Telephone	+1 617 988 1000
Two Financial Center	Fax	+1 617 507 8321
60 South Street	Internet	www.us.kpmg.com
Boston, MA 02111

June 11, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CRA International, Inc. and, under the date of March 13, 2014, we reported on the consolidated financial statements of CRA International, Inc. as of December 28, 2013 and December 29, 2012 and for each of the years ended December 28, 2013, December 29, 2012, and December 31, 2011 and the effectiveness of internal control over financial reporting as of December 28, 2013. On June 6, 2014, we were dismissed. We have read CRA International, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 11, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with CRA International, Inc.’s statements that: 1) Ernst & Young LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on CRA International, Inc.’s consolidated financial statements, or the effectiveness of internal control over financial reporting; 2) a competitive process was conducted by the audit committee of the board of directors to determine the independent registered public accountants, and 3) the change was approved by the audit committee of the board of directors.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.